EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Jean M. Nelson
AMX Corporation
800.222.0193
jean.nelson@amx.com

AMX Corporation Reports Profitable Third

Quarter Results

RICHARDSON, TX—January 23, 2003—AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today announced positive operating results for the fifth consecutive quarter. For the fiscal third quarter ended December 31, 2002, revenues were $20.3 million and AMX reported net income of $0.4 million or $0.03 per diluted share as compared to revenues of $21.3 million and pro forma net income of $0.8 million or $0.08 per diluted share in the year ago quarter. Reported results, on a GAAP basis, for the year ago quarter were $0.3 million or $0.3 per diluted share after deducting restructuring charges of $0.5 million.

Total revenues were down 5% compared to the year ago quarter. Commercial revenue of $17.5 million, which represents approximately 86% of total revenue and includes both domestic and international sales, was down 2% from the year ago quarter. Residential revenue decreased 20% from the year ago quarter, but was up 13% from the trailing quarter revenue.

On a year to date basis, overall revenues were down 5% as compared to the year ago period. Overall commercial revenues were flat as compared to the prior period. Residential revenues were down 30% year over year.

Commenting on the Company’s performance, Bob Carroll, President and Chief Executive Officer said: “While we are pleased with our fifth quarter of positive operating results in this difficult economic climate, we recognize that we must continue to execute our rebuilding plan for the company in order to achieve sales growth. We continue to be very focused on reinvesting in our core business, which had been lacking in years past, and have made significant progress as evidenced by important award winning product introductions in the past 6 months.”

“In December, AMX began shipping its award winning Modero touch panels. In every feature and function, our Modero panels surpass the capabilities of other panels on the market today. In recognition of the outstanding engineering work behind the Modero, the panels recently were awarded the prestigious Design and Engineering Showcase Award at the International Consumer Electronics Show in Las Vegas. We believe that our long-term success will be driven by product innovation and our product development activities will continue at an aggressive pace. These efforts along with our operational improvements over the past 15 months have strongly positioned AMX for future revenue growth and improved operating results,” continued Carroll.

“We continue to manage our operating expenses while making balanced, yet significant investments in our research and development efforts,” said Jean Nelson, Vice President and Chief Financial Officer. “Our balance sheet and liquidity position continue to strengthen evidenced by net operating and investing cash flow, or free cash flow, of $1.4 million this quarter, mainly resulting from reductions in our inventory levels. On a year to date basis the Company has generated free cash flow of $7.0 million. Year over year the Company has improved free cash flow by over $10.0 million and has nearly $10.0 million in cash available through its revolver and cash on hand.”

For the three months ended December 31, 2002:

•	Earnings per diluted share were $0.03 compared to pro forma $0.08 for the same period last year.

•	Revenues were $20.3 million.

•	Gross margins were 50%.

•	Operating expenses were $9.6 million as compared to pro forma operating expenses of $9.3 million in the year ago period excluding restructuring charges.

•	Operating income was $0.5 million as compared to pro forma $1.0 million in the year ago period.

For the nine months ended December 31, 2002:

•	Earnings per diluted share were $0.20 as compared to a pro forma $0.09 for the same period last year.

•	Revenues were $62.7 million.

•	Gross margins were 51%.

•	Operating expenses were $29.0 million as compared to pro forma operating expenses of $31.3 million in the year ago period after excluding one-time and restructuring charges.

•	Operating income was $2.7 million as compared to pro forma $1.6 million in the year ago period.

In conjunction with the Third Quarter earnings release, the Company invites you to listen to its conference call via its webcast over the Internet at 11:00 a.m. Eastern Time, January 23. The webcast may be accessed at http://www.firstcallevents.com/service/ajwz371768731gf12.html. The call is open to the general public and is also available by dialing 800.903.0247. Please use conference call identification number “AMX” to access the live call. A replay of the conference call will also be available one to two hours after the end of the call. To access the replay, please dial 800-945-0830 and enter the passcode “AMX.” In addition, the call will be archived on the Company’s website at www.amx.com.

AMX CORPORATION is a worldwide leader in advanced control system technology targeting commercial and residential markets. AMX delivers convenient, easy-to-use solutions that incorporate advanced programming and network applications to simplify your life through technology. AMX’s strategy is to work with leading dealers and distributors to integrate its products with other electronic devices, while continuing to lead the industry in control technology. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially.

All trademarks and registered marks are the property of their respective holders.

AMX CORPORATION
Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2002	March 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$3,944	$1,245
Receivables, net	9,641	13,579
Inventories	9,750	11,700
Prepaid expenses and other	1,679	2,842

Total current assets	25,014	29,366
Property and equipment, at cost, net	7,406	8,265
Other assets	436	383

Total assets	$32,856	$38,014

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,103	$7,295
Current portion of long-term debt	1,021	1,021
Line of credit	4,000	7,600
Other accrued expenses	5,419	5,296

Total current liabilities	14,543	21,212
Long-term liabilities	255	1,013
Shareholders’ equity:
Common stock	116	116
Additional paid-in capital	24,333	24,258
Retained deficit	(1,923)	(4,117)
Less treasury stock	(4,468)	(4,468)

Total shareholders’ equity	18,058	15,789

Total liabilities and shareholders’ equity	$32,856	$38,014

AMX CORPORATION
Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	December 31 (Unaudited)		December 31 (Unaudited)
	2002	2001	2002	2001
Commercial sales	$17,472	$17,800	$55,067	$55,190
Residential sales	2,796	3,485	7,623	10,825

Net sales	20,268	21,285	62,690	66,015
Cost of sales	10,153	10,965	30,952	35,437

Gross profit	10,115	10,320	31,738	30,578

Selling and marketing expenses	5,180	6,065	15,950	21,425
Research and development expenses	2,461	1,459	6,852	5,293
Restructuring costs	—	546	—	456
General and administrative expenses	1,988	1,806	6,196	6,049

Total operating expenses	9,629	9,876	28,998	33,223

Operating income (loss)	486	444	2,740	(2,645)
Interest expense	89	154	332	564
Other income, net	5	(4)	14	(91)

Income (loss) before income taxes	402	286	2,422	(3,300)
Income tax expense (benefit)	16	(13)	228	4,333

Net income (loss)	$386	$299	$2,194	$(7,633)

Basic income (loss) per share	$0.03	$0.03	$0.20	$(0.70)

Diluted income (loss) per share	$0.03	$0.03	$0.20	$(0.70)

Shares outstanding—basic	11,141,213	11,049,067	11,120,335	10,982,601

Shares outstanding—diluted	11,194,917	11,055,968	11,133,528	10,982,601

AMX CORPORATION
Non-GAAP Consolidated Statements of Operations
Excluding One-Time & Restructuring Charges

(In thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	December 31 (Unaudited)		December 31 (Unaudited)
	2002	2001 (a)	2002	2001 (a) (b)
Commercial sales	$17,472	$17,800	$55,067	$55,190
Residential sales	2,796	3,485	7,623	10,825

Net sales	20,268	21,285	62,690	66,015
Cost of sales	10,153	10,965	30,952	33,060

Gross profit	10,115	10,320	31,738	32,955

Selling and marketing expenses	5,180	6,065	15,950	20,555
Research and development expenses	2,461	1,459	6,852	5,292
General and administrative expenses	1,988	1,806	6,196	5,458

Total operating expenses	9,629	9,330	28,998	31,305

Operating income	486	990	2,740	1,650
Interest expense	89	154	332	564
Other income, net	5	(4)	14	42

Income before income taxes	402	832	2,422	1,128
Income tax expense (benefit)	16	(13)	228	122

Net income	$386	$845	$2,194	$1,006

Basic income per share	$0.03	$0.08	$0.20	$0.09

Diluted income per share	$0.03	$0.08	$0.20	$0.09

Shares outstanding—basic	11,141,213	11,049,067	11,120,335	10,982,601

Shares outstanding—diluted	11,194,917	11,055,968	11,133,528	10,982,601

(a) The non-GAAP results for the three and nine months ended December 31, 2001 exclude restructuring charges of $0.5 million in both periods.

(b) The non-GAAP results for the nine months ended December 31, 2001 excludes $8.2 million of one-time charges, which include inventory related reserves of $3.2 million; additional accounts receivable reserves of $0.5 million; the write-off of miscellaneous intangibles of $0.3 million; and a valuation allowance against deferred tax assets of $4.2 million. These charges were recorded in the following financial statement line items: Cost of sales, $2.4 million; Selling and marketing expenses, $0.9 million; General and administrative expenses, $0.6 million; Other income, net, $0.1 million; and Income tax expense (benefit), $4.2 million.